                                                                   Exhibit 15(a)

                               DISTRIBUTION PLAN
                             Pursuant to Rule 12b1

     This Distribution Plan is adopted as of December __, 1997, by LaSalle Partners Funds, Inc., a Maryland corporation (the "Fund"), with respect to its Retail Class of Common Stock, par value $.01 per share (the "Retail Class").

     1.  Rule 12-1 Plan.  This Plan is intended to be a written plan referred to
         --------------
in Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act").

     2.  Distribution Activities.  This Plan is adopted to permit the Retail
         -----------------------
Class to finance activities which are primarily intended to result in the sale of Retail Class shares, including, but not limited to, the following: (i) making payments to securities dealers and others engaged in the sale of Retail Class shares; (ii) providing training, marketing and support to securities dealers and others with respect to the sale of Retail Class shares; (iii) preparation, printing and distribution of sales literature; (iv) preparation, printing and distribution of prospectuses and shareholder reports to recipients other than existing shareholders; (v) formulation and implementation of marketing and promotional activities; and (vi) obtaining such information, analyses and reports with respect to marketing and promotional activities as the Fund's principal underwriter may from time to time deem advisable.

     3.  Authorized Payments.  Payments made by the Fund pursuant to this Plan
         -------------------
shall not exceed 0.75% annually of the average net assets of the Retail Class. Subject to the foregoing and to the provisions of paragraph 2, the amount of such payments and the purposes for which they are made shall be determined by the Board of Directors of the Fund in its sole discretion. The Board of Directors may, at any time and from time to time, reduce the amount of any fee paid pursuant to this Plan to the Fund's principal underwriter or securities dealers and others engaged in the sale of Retail Class shares, or suspend payment of such fee, in such amount or for such period of time as it, in its sole discretion, may determine.

     3.  Related Agreements.  Payment of a fee hereunder to the Fund's principal
         ------------------
underwriter or securities dealers and others engaged in the sale of Retail Class shares shall be made pursuant to a written agreement in the form approved by the Board of Directors. Any such related agreement shall provide that (i) it may be terminated in the manner provided in paragraph 7 and (ii) for its automatic termination in the event of its assignment.

     4.  Quarterly Reports.  While this Plan is in effect, the Fund's principal
         -----------------
underwriter or any other person authorized to direct the disposition of moneys paid or payable hereunder shall provide to the Board of Directors of the Fund, and the Board of Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

     5.  Term.  This Plan shall take effect as of the date hereof.  Unless
         ----
sooner terminated as herein provided, this Plan shall continue in effect for successive periods of one year, but only so long as such continuance is specifically approved at least annually by a vote of the Board of Directors of the Fund, and of the directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on the Plan.

     6.  Amendment.  This Plan may not be amended to increase materially the
         ---------
maximum expenditures permitted under paragraph 3 unless such amendment is approved by a vote of a majority of the outstanding voting securities of the Fund, and no material amendments of this Plan shall be effective unless approved in the manner provided in paragraph 5.

     7.  Termination.  This Plan may be terminated at any time, without payment
         -----------
of any penalty, by vote of a majority of the members of the Board of Directors who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, or by vote of a majority of the outstanding voting securities of the Fund.

     8.  Disinterested Directors.  While this Plan is in effect, the selection
         -----------------------
and nomination of those directors of the Fund who are not interested persons of the Fund shall be committed to the discretion of such disinterested directors.

     9.  Definitions.  As used in this Plan, the terms "assignment", "interested
         -----------
person", "principal underwriter" and "vote of a majority of the outstanding voting securities" shall have the meanings given them in the 1940 Act and the rules and regulations promulgated thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

                                      -2-